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                                                               EXHIBIT 99.1

FOR IMMEDIATE RELEASE        Media Contact:                    Investor Contact:
May 19, 1998                 -------------                     ----------------
                             Bo Piela                          Kristen Nally
                             617-252-7785                      617-252-7570


            GENZYME GENERAL RAISES $250 MILLION IN PRIVATE PLACEMENT

CAMBRIDGE, Mass. -- Genzyme General (Nasdaq: GENZ) announced today that it has entered into a purchase agreement for a private placement of $250 million aggregate principal amount of 5.25% Convertible Subordinated Notes due 2005. The sale of the Notes is expected to close on May 22, 1998.

     The Notes are not callable for three years and will be convertible into Genzyme General Common Stock at a conversion price of $39.60 per share. The Notes are the unsecured, subordinated obligations of Genzyme Corporation.

     Genzyme General intends to use the proceeds for general corporate purposes.

     The Notes and the Common Stock issuable upon conversion thereof have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes. This press release is being issued pursuant to and in accordance with Rule 135c under the United States Securities Act of 1933.

                                      # # #


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